UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	December 6, 2013

IXYS Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-26124	77-0140882
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1590 Buckeye Drive, Milpitas, California		95035
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	408-457-9000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

As of December 6, 2013, IXYS Corporation (the "Company") and the Bank of the West (the "Bank") entered into an Amended and Restated Credit Agreement (the "Amended Credit Agreement"), which amended and restated the Credit Agreement executed by the two parties as of November 13, 2009, as amended (the "Prior Credit Agreement"). The material changes in the Amended Credit Agreement include the following:

1. The line of credit is increased to a maximum of $50,000,000;
2. The interest rate margins for the funding alternatives are reduced by 75 basis points;
3. The expiration date of the line of credit is November 30, 2015;
4. The financial covenants are altered; and
5. The Company agreed not to pledge four U.S. real properties owned by it or its subsidiaries to third parties.

The foregoing description of the Amended Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the Amended Credit Agreement, a copy of which is filed as Exhibit 10.1 hereto, and which is incorporated herein by reference. The Amended Credit Agreement, which has been included to provide investors with information regarding its terms and is not intended to provide any other factual information about the Company, contains representations and warranties of the Company. The assertions embodied in those representations and warranties were made for purposes of the Amended Credit Agreement and are subject to qualifications and limitations agreed to by the respective parties in connection with negotiating the terms of the Amended Credit Agreement. Accordingly, such representations and warranties were not intended for reliance by investors. Moreover, information concerning the subject matter of such representations and warranties may change after the date of the Amended Credit Agreement, which subsequent information may or may not be fully reflected in our public disclosures.

Item 9.01 Financial Statements and Exhibits.

Exhibit 10.1: Amended and Restated Credit Agreement dated as of December 6, 2013 by and between Bank of the West and IXYS Corporation.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IXYS Corporation

December 11, 2013	By:	/s/ Uzi Sasson

Name: Uzi Sasson
Title: President

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Exhibit Index

Exhibit No.	Description

10.1	Amended and Restated Credit Agreement